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                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                  ENDORSEMENT





     This endorsement is made a part of the policy to which it is attached.




                  MODIFICATION OF POLICY LOAN VALUE PROVISION
                  -------------------------------------------


Section 7.11 of the Cash Value and Loans Section of the policy is deleted and replaced with the following:



What Is The Loan Value Of This Policy? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value at any time is equal to:

((100%-a) x b) - c, where:

a = the current loan interest rate;
b = the policy's cash surrender value; and c = the sum of three months of Monthly Deductions.

The loan value will never be less than 90% of the cash surrender value.



NEW YORK LIFE INSURANCE         AND ANNUITY CORPORATION




 /s/ Catherine A. Marrion                  /s/ Frederick J. Sievert
-------------------------------            ----------------------------
 Secretary                                 President









8715-03